Exhibit 4.6
Dated January 15 2010
The persons whose names and
addresses are set out in Schedule 1 Part A
and
The corporation whose name and
address is set out in Schedule 1 Part B
(Vendors)
and
Nobao Renewable Energy Holdings Limited
(Purchaser)

Share Exchange Agreement relating to
Eastern Well Holdings Limited

This Share Exchange Agreement is made on the 15th day of January 2010
BETWEEN:
(1)	The persons whose names and addresses are set out in Schedule 1 Part A (the “Ordinary Share Vendors”)

(2)	The corporation whose name and address is set out in Schedule 1 Part B (the “Preferred Share Vendor”)

(the Ordinary Share Vendors and the Preferred Share Vendor are together the “Vendors”); and

(3)	Nobao Renewable Energy Holdings Limited, a company incorporated under the laws of Cayman Islands with its registered office at Scotia Centre, P.O. Box 2804, George Town, Grand Cayman KY1-1112, Cayman Islands (the “Purchaser”).
RECITALS
(A)	The parties intend that a corporate reorganisation of a group of companies involving Eastern Well Holdings Limited will take place whereby the Company will become a wholly-owned subsidiary of the Purchaser.

(B)	Pursuant to the corporate reorganisation, the Vendors will sell to the Purchaser and the Purchaser will purchase from the Vendors the entire issued share capital of the Company subject to and upon the terms and conditions of this Agreement.

(C)	In connection with the corporate reorganisation, the parties will enter into certain agreements and terminate certain existing agreements.
OPERATIVE PROVISIONS
1.	Interpretation

1.1	In this Agreement and the Schedules hereto the following words and expressions shall, where the context so admits, bear the following meanings:

“Agreement”	this Share Exchange Agreement;

“Business Day”	a day (not being a Saturday or Sunday) on which banks generally are open for business in the PRC;

“Ordinary Consideration Shares”	4,593,520 Ordinary Shares of US$0.001 each in the share capital of the Purchaser to be issued and allotted in exchange for the Ordinary Sale Shares;

“Ordinary Sale Shares”	14,593,520 Ordinary Shares of US$0,001 each in the capital of the Company constituting the entire issued ordinary share capital thereof;

“Companies Law”	The Companies Law (Law 3 of 1961, as consolidated and revised) of the Cayman Islands;

“Company”	Eastern Well Holdings Limited, a company incorporated under the laws of the Hong Kong, further particulars of which are set out in Part A of Schedule 2;

“Completion”	completion of this Agreement as provided in Clause 4 below;

“Completion Date”	the date of signing hereof or such later date as shall be agreed between the Parties;

“Consideration Shares”	the Ordinary Consideration Shares and the Preferred Consideration Shares;

“Group”	the Company and the Subsidiaries;

“Option Agreements”	the following agreements collectively, each in the form agreed to by and among the parties hereto:

(i) Option Agreement No. 1 between China Environment Fund III, L.P., Sun Kwok Ping and the Purchaser;

(ii) Option Agreement No. 2 between China Environment Fund III, L.P., Sun Kwok Ping and the Purchaser; and

(iii) Option Agreement No. 3 between China Environment Fund III, L.P., Sun Kwok Ping and the Purchaser.

“Parties”	the parties to this Agreement and “Party” means any of them;

“PRC”	The People’s Republic of China;

“Preferred Sale Shares”	7,359,720 Series A Preferred Shares of US$0.001 each, in the capital of the Company constituting the entire issued preferred share capital thereof;

“Preferred Consideration Shares”	7,359,720 Series A Preferred Shares of US$0.001 each in the share capital of the Purchaser to be issued and allotted in exchange for the relevant Preferred Sale Shares;

“Prior Agreements”	the following agreements collectively:

(i) the Right of First Refusal and Co-Sale Agreement, dated June 24, 2009, among the Vendors, the Company and other parties thereto;

(ii) the Shareholders Agreement, dated June 24, 2009, among the Vendors, the Company and other parties thereto;

(iii) Option Agreement No. 1, dated December 31, 2009, between China Environment Fund III, L.P., Sun Kwok Ping and the Company;

(iv) Option Agreement No. 2, dated December 31, 2009, between China Environment Fund III, L.P., Sun Kwok Ping and the Company;

(v) Option Agreement No. 3, dated December 31, 2009, between China Environment Fund III, L.P., Sun Kwok Ping and the Company; and

(vi) the Director Indemnification Agreement, dated June 24, 2009, between the Company and Chen Xiaobing.

“Sale Shares”	the Ordinary Sale Shares and the Preferred Sale Shares;

“Subsidiaries”	NUOXIN ENERGY TECHNOLOGY (SHANG HAI) CO., LTD. () and JIANGXI NOBAO ELECTRIC CO., LTD. (), each a wholly foreign owned enterprise organized under the laws of the PRC;

“Transaction Documents”	the following agreements collectively, each in the form agreed to by and among the parties hereto:

(i) the Director Indemnification Agreement between the Purchaser and Chen Xiaobing;

(ii) the Right of First Refusal and Co-Sale Agreement among the Vendors, the Purchaser and the Subsidiaries;

(iii) the Shareholders Agreement among the Vendors, the Purchaser and the Subsidiaries; and

(iv) the Option Agreements; and

“US$”	United States dollars, the lawful currency of the United States.
1.2	Words and expressions defined in the Companies Law shall (unless the context clearly does not so permit) bear the same meanings where used in this Agreement.

1.3	The ejusdem generis rule of construction shall not apply to this Agreement and accordingly general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class or examples of acts matters or things.

1.4	Words importing the singular shall include the plural and vice versa and words importing any gender shall include all other genders and references to persons shall include corporations and unincorporated associations.

1.5	References in this Agreement to any agreed draft document or any document in agreed form are references to the document described in the form of the draft agreed between the parties.

1.6	References in this Agreement to statutory provisions shall be construed as references to those provisions as respectively amended consolidated extended or re-enacted from time to time and shall include the corresponding provisions of any earlier legislation (whether repealed or not) and any orders regulations instruments or other subordinate legislation made from time to time under the statute concerned.

1.7	References to this Agreement shall include the Schedules hereto which shall form part hereof and shall have the same force and effect as if expressly set out in the body of this Agreement.

1.8	The Clause headings in this Agreement are for convenience only and shall not affect the interpretation hereof.

1.9	The obligations of the Vendors shall, save where the context expressly requires to the contrary, be several.

2.	Agreement to sell and purchase

2.1	On and subject to the terms of this Agreement, each of the Vendors as beneficial owners shall sell those of the Sale Shares set against their respective names in column (2) of Schedule 1 Parts A and B and the Purchaser agrees to purchase the same in each case free from all liens, Charges, encumbrances and other equities of any description and together with all rights and benefits now and hereafter attaching thereto, including (without limitation) all rights to dividends and other distributions hereafter paid declared or made in respect of the Sale Shares.

2.2	The Vendors hereby waive all right of first refusal, co-sale rights, liquidation preference rights, pre-emption and similar or other rights over the Sale Shares or any of them or any proceeds deriving therefrom to which they or any other person may be entitled under the Memorandum of Association and Articles of Association of the Company or otherwise in relation to the sale and purchase of the same hereunder including but not limited to the Prior Agreements.

2.3	Nothing in this Agreement shall oblige the Purchaser to buy any of the Sale Shares or otherwise complete the transaction contemplated by this Agreement unless the sale and purchase of all of the Sale Shares are completed simultaneously.

3.	Consideration

The consideration payable by the Purchaser to the Vendors for the Sale Shares shall be satisfied or deemed to have been satisfied in full by the Purchaser allotting and issuing to each Vendor or any entity controlled by the respective Vendor as he, she or it may direct, the number of Consideration Shares as set against his, her or its respective name in Column (3) of Schedule 1 Parts A and B, credited as fully paid.

4.	Completion

4.1	Unless otherwise agreed, Completion shall take place at the offices of the Company’s principal place of business on or before 5:00 p.m. on the Completion Date.

4.2	On Completion:
(a)	the Vendors shall deliver to the Purchaser:
(i)	duly executed transfers of the Sale Shares in favour of the Purchaser together with the share certificates therefor or an indemnity in a form reasonably required by the Purchaser in the case of any missing share certificates; and

(ii)	all the constitutive documents of the Company, including (without limitation) the certificates of incorporation, certificates of incorporation on change of name (if any), memorandum and articles of association, the common seals and company chops, minute books, registers of members and registers of directors (both duly written up to date), share certificate books and all other statutory records and documents of the Company;
(b)	the Vendors shall procure that a written resolution of all directors of the Company be passed at which the following shall be approved:
(i)	the transfers of the Sale Shares;

(ii)	the entry of the name of the Purchaser into the register of members of the Company; and

(iii)	all such other business as the Purchaser shall reasonably require to vest in the Purchaser the beneficial ownership of the Sale Shares; and
(c)	the parties hereto shall procure that each of the Transaction Documents be executed and delivered by the parties thereto.

4.3	The Vendors and the Company hereby agree that each of the Prior Agreements shall be deemed terminated and cease to have any effect as of the Completion and shall take any such actions and execute any such documents as are necessary to terminate the Prior Agreements.

4.4	Subject to the conclusion of the matters referred to in Clause 4.2 above, the Purchaser shall within three Business Days from the Completion Date:
(i)	issue and allot the Consideration Shares, credited as fully paid to each of the Vendors or as he/it may direct in writing as set out in Clause 3 above; and

(ii)	deliver to the Vendors a copy of the register of members of the Purchaser evidencing the issue and allotment of the relevant number of the Consideration Shares to the Vendors or their named allottees respectively.
5.	Vendor Warranties

Each of the Vendors hereby represents warrants and undertakes to the Purchaser that:
(i)	he/it has full power and authority and has obtained all necessary consents waivers and licences to enter into and perform the obligations to be performed by each of them under or pursuant to this Agreement and any agreement to be entered into by each of them as herein mentioned; and

(ii)	each of the Vendors is the absolute beneficial owner of the number of Sale Shares (or otherwise has full power to sell and transfer to the Purchaser full legal and beneficial interest in the number of Sale Shares and beneficial ownership of the number of Sale Shares) set against their respective names in column (2) of Schedule 1 Part A or B as the case may be and each of the Sale Shares is and will at Completion be free from all charges liens encumbrances and equities whatsoever (subject to the termination of all Prior Agreements).
6.	Further Assurance

The Vendors hereby agree to do any such further acts documents and things as the Purchaser may reasonably require to vest in the Purchaser (or as it shall direct) the beneficial ownership of the Sale Shares free from all charges liens encumbrances and other adverse interests and to vest the benefit of this Agreement in the Purchaser.

7.	Survival of Agreement

This Agreement (and in particular the warranties representations covenants agreements and undertakings of the Vendors hereunder) shall, insofar as the terms hereof remain to be performed or are capable of subsisting, remain in full force and effect after and notwithstanding Completion.

8.	Successors and Assigns

This Agreement shall not be assignable by the Vendors (save as expressly permitted herein) but shall be binding upon and enure for the benefit of each Party’s successors in title.

9.	Announcements

Save in respect of statutory returns or matters required to be disclosed by law or other governmental or regulatory authorities or in connection with the proposed listing of the share capital of the Purchaser, none of the parties hereto shall make any press statement or other public announcement in connection with this Agreement or the Transaction Documents without the prior written approval of the text of such statement or announcement by the Purchaser.

10.	Notices

Any notice required to be given hereunder shall be in writing and shall be served by sending the same by prepaid recorded post, facsimile or by delivering the same by hand to the address of the Party or Parties in question as set out below (or such other address as such Party or Parties shall notify the other Parties of in accordance with this clause). Any notice sent by post as provided in this clause shall be deemed to have been served five Business Days after despatch and any notice sent by facsimile as provided in this clause shall be deemed to have been served at the time of despatch and in proving the service of the same it will be sufficient to prove in the case of a letter that such letter was properly stamped, addressed and placed in the post; and in the case of a facsimile that such facsimile was duly despatched to a current facsimile number of the addressee.

To the Ordinary Share Vendors

Name	: Sun Kwok Ping
Address	: Building No. 4, 150 Yong He Road, Shanghai, China, 200072
Fax	: +86 (21) 66312459

Name	: Wide Safety International Limited
Address	: Unit Al, 6/F, One Capital, 18 Luard Road, Wanchai, Hong Kong
Fax	: +852 28514383

To the Preferred Share Vendor

Name	: China Environment Fund III, L.P.
Address	: A2302, SP Tower, Tsinghua Science Park, Beijing 100084 China
Fax	: 86-10-8215-1150

To the Purchaser

Name	: Nobao Renewable Energy Holdings Limited
Address	: Building No. 4, 150 Yong He Road, Shanghai, China, 200072
Fax	: +86 (21) 66312459
11.	General

11.1	The obligations and liabilities of any Party hereto shall not be prejudiced released or affected by any time or forbearance or indulgence release or compromise given or granted by any person to whom such obligations and liabilities are owed or by any other person to such Party or any other Party so obliged or liable nor by any other matter or circumstance which (but for this provision) would operate to prejudice release or affect any such obligations except an express written release by all the parties to whom the relevant obligations and liabilities are owed or due.

11.2	This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same document.

11.3	This Agreement represents the entire agreement between the Parties and it may only be varied by written document signed by all the Parties.

11.4	Except where expressly provided to the contrary, the rights and remedies reserved to the Parties or any of them under any provision of this Agreement or in any document to be executed pursuant hereto shall be in addition and without prejudice to any other rights or remedies available to such Parties whether under this Agreement or any such document by statute common law or otherwise.

11.5	This Agreement shall be governed by and construed in accordance with the laws of the Cayman Islands and the parties hereby irrevocably undertake to submit themselves to the non-exclusive jurisdiction of the courts of the Cayman Islands.

IN WITNESS whereof this Agreement has been duly executed by each of the Parties the day and year first before written.

The Ordinary Share Vendors

SIGNED by Sun Kwok Ping	)	/s/ Sun Kwok Ping

IN WITNESS whereof this Agreement has been duly executed by each of the Parties the day and year first before written.

The Ordinary Share Vendors

SIGNED by Ren Jin Hua for and on behalf of	)
Wide Safety International Limited	)	/s/ Ren Jin Hua

IN WITNESS whereof this Agreement has been duly executed by each of the Parties the day and year first before written.

The Preferred Share Vendor

SIGNED by Donald Chang Ye for and on	)
behalf of China Environment Fund III, L.P.	)	/s/ Donald Chang Ye

IN WITNESS whereof this Agreement has been duly executed by each of the Parties the day and year first before written.

The Purchaser

SIGNED by Sun Kwok Ping, director	)
for and on behalf of	)
Nobao Renewable Energy Holdings Limited	)	/s/ Sun Kwok Ping

SCHEDULE 1
Part A
ORDINARY SHARE VENDORS

Name and address of	No. of Ordinary	No. of Ordinary
Ordinary Share Vendors	Sale Shares	Consideration Shares
1 Sun Kwok Ping Building No. 4, 150 Yong He Road, Shanghai, China, 200072	13,863,844	3,863,844
2 Wide Safety International Limited Unit Al, 6/F, One Capital, 18 Luard Road, Wanchai, Hong Kong	729,676	729,676
Total	14,593,520	4,593,520

PartB
PREFERRED SHARE VENDOR

Name and address of	No. of Preferred Sale	No. of Series A Consideration
Preferred Share Vendor	Shares	Preferred Shares
1 China Environment Fund III, L.P. A2302, SP Tower, Tsinghua Science Park, Beijing 100084 China	7,359,720	7,359,720

SCHEDULE 2
Part A   EASTERN WELL HOLDINGS LIMITED

Incorporation date	:	24 January 2007

Place of Incorporation	:	Hong Kong

Authorised share capital	:	100,000,000 shares of a nominal or par value of US$0.001 comprising (i) 70,000,000 Ordinary Shares of a nominal or par value of US$0.001, and (ii) 30,000,000 preferred shares of a nominal or par value of US$0.001

Issued share capital	:	14,593,520 Ordinary Shares of a nominal or par value of US$0.001, and 7,359,720 preferred shares of a nominal or par value of US$0.001

Shareholders	:	As set out in Schedule 1

Directors	:	Sun Kwok Ping Chen Xiaobing Song Ping